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                                                                      Exhibit 21

SUBSIDIARIES OF MERRIMAC INDUSTRIES, INC.


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
                                                                                       Percentage Owned by
               Name                              Jurisdiction of Organization               Merrimac
               ----                              ----------------------------          -------------------

Merrimac International, Inc. FSC               Virgin Islands, USA                             100%

508790 N.B. Inc.                               Province of New Brunswick, Canada               100%

Filtran Microcircuits Inc.                     Province of New Brunswick, Canada               100%

Industrias Merrimac Incorporada, S.R.L.        Costa Rica                                      100%

MultiMix(R)                                    Costa Rica                                      100%
Microtechnology, S.R.L.

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